Exhibit 3.1.1
CERTIFICATE OF AMENDMENT NO. 1
TO THE
CERTIFICATE OF INCORPORATION
OF
PACS GROUP, INC.,
a Delaware corporation
PACS Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:
FIRST: The name of the Corporation is PACS Group, Inc. The original Certificate of Incorporation of the corporation was filed with the Office of the Secretary of State of the State of Delaware on March 24, 2023.
SECOND: That (a) the board of directors of the Corporation has duly adopted a resolution pursuant to Sections 141 and 242 of the General Corporation Law of the State of Delaware proposing that the Corporation’s Certificate of Incorporation the “Certificate of Incorporation”) be amended as set forth below (“Amendment No. 1 to the Certificate of Incorporation”) and (b) the stockholders of the Corporation duly approved and adopted Amendment No. 1 to the Certificate of Incorporation by written consent in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.
THIRD: That Article IV of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:
“That, effective on the filing of this Certificate of Amendment No. 1 to the Certificate of Incorporation of the Corporation with the Office of the Secretary of State of the State of Delaware (the “Effective Time”), each one shares of Common Stock (as defined below) issued and outstanding immediately prior to the Effective Time, shall, automatically and without any further action on the part of any stockholders of the Corporation, be reclassified as 6,436.1693 shares of Common Stock (the “Stock Split”).
Each stock certificate representing shares of Common Stock immediately prior to the Effective Time shall, from and after the Effective Time, represent that number of shares of Common Stock into which such shares shall have been reclassified pursuant to the Stock Split; provided, however, that each holder of any stock certificate(s) that represented shares of Common Stock immediately prior to the Effective Time shall be entitled to receive one or more certificates (or book entry shares) evidencing and representing the number of shares of Common Stock into which the shares represented by such certificate(s) shall have been reclassified pursuant to the Stock Split.
This Corporation is authorized to issue 1,250,000,000 shares of Common Stock, par value $0.001 per share (“Common Stock”).”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment No. 1 to the Certificate of Incorporation to be executed this 1st day of April, 2024, in its name and on its behalf by its Chief Executive Officer pursuant to Section 103 of the General Corporation Law of the State of Delaware.

PACS GROUP, INC.

/s/ Jason Murray
Jason Murray
Chief Executive Officer